EXPENSE LIMITATION AGREEMENT

between

ASPIRATION FUNDS

and

ASPIRATION FUND ADVISER, LLC
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INDEX

1.	EXPENSE LIMITATION	pg 3
2.	TERM AND TERMINATION	pg 5
3.	MISCELLANEOUS	pg5

APPENDIX A		pg 8
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EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT ("Agreement") is made and entered into effective as this 30th day of August, 2015 by and between ASPIRATION FUNDS, a Delaware statutory trust (the "Trust"), on behalf of its series, the Aspiration Flagship Fund, and the Aspiration Redwood Fund (the "Funds"), and ASPIRATION FUND ADVISER, LLC, a California Limited Liability Company (the "Advisor").
WHEREAS, the Trust is a statutory trust organized under the Certificate of Trust ("Trust Instrument") and is registered under the Investment Company Act of 1940 (the "Act") as an open-end management investment company; and
WHEREAS, each Fund is a series of the Trust; and
WHEREAS, the Funds and the Advisor have entered into an Investment Advisory Agreement dated January 24th, 2014 ("Advisory Agreement"), as amended on March 30, 2015, pursuant to which the Advisor provides investment advisory services to the Fund(s); and
WHEREAS, the Fund(s) and the Advisor have determined that it is appropriate and in the best interests of each Fund and its shareholders to limit the expenses of the Fund(s), and, therefore, have entered into this Agreement, in order to maintain the Fund(s)' expense ratios within the Operating Expense Limit, as defined below;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.	EXPENSE LIMITATION
(a)
Applicable Expense Limit.  The Adviser agrees, subject to subsection (b) hereof, to waive the fees payable under the Advisory Agreement and/or reimburse other expenses of the Fund(s) (including, but not limited to, organizational and offering costs and distribution expenses within the Fund(s)' distribution plan under Rule 12b-1), to the extent necessary to limit the total operating expense of each Fund (exclusive of brokerage costs, interest, taxes, dividends, litigation and indemnification expenses, expenses associated with the investments in underlying investment companies and extraordinary expenses as determined under generally accepted principles – these exceptions to be referred to as "Non-Waivable Expenses") to the amount of the Maximum Operating Expense Limit applicable to each class of each Fund as set forth in the attached Appendix A. Appendix A may be amended to add or delete a Fund or class, or to increase or decrease the Maximum Operating Expense Limit applicable to a Fund, as provided in this Agreement.

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(b)
Each Fund agrees to repay to adviser (i) the amount of fees (including any amounts foregone through limitation or reimbursement pursuant to subsection (a) hereof) that, but for subsection (a) hereof, would have been payable by the Fund to Adviser pursuant to the Advisory Agreement and (ii) the amount of expenses reimbursed by Adviser in accordance with subsection (a) (the "Deferred Fees"), subject to the limitations provided in this subsection. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of Non-Waivable Expenses), without regard to such repayment, are at an annual rate equal to or less than the Maximum Operating Expense Limit for each respective class of shares of the Fund, as set forth in Appendix A. Furthermore, the amount of Deferred Fees paid by a Fund in any month shall be limited so that the sum of (a) the amount of such payment and (b) the other operating expenses of the Fund (exclusive of Non-Waivable Expenses) do not exceed the Maximum Operating Expense Limit for such Fund.

Deferred Fees are subject to full or partial repayment by a Fund within the three fiscal years following the fiscal year in which the expenses occurred if the Fund is able to make the repayment without exceeding its current Maximum Operating Expense Limit or the Maximum Operating Expense Limit in place at the time of the initial waiver and/or reimbursement. In no event will a Fund be obligated to pay any fees waived or deferred with respect to any other Fund of the Trust.

(c)
Due from Advisor Reimbursement. To the extent that the Fund Operating Expenses exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the "Excess Amount") shall be the liability of the Advisor.  Those expenses incurred on behalf of the Fund and the Advisor, particularly those expenses advanced on the Advisor's behalf for Fund marketing and distribution, shall also be the liability of the Advisor and payable to the party advancing such expenses on the Advisor's behalf. Marketing expenses are specifically excluded as being deemed a liability of any party other than the Advisor. In determining the Fund Operating Expenses, expenses that each Fund would have incurred but did not actually pay because of expense offset or brokerage/services arrangements shall be added to the aggregate expenses so as not to benefit the Advisor.

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(d)
Expense Limit Calculation.  Each Fund's maximum operating expense limits   in any year shall be calculated as a percentage of the average daily net assets of each Fund. The fee shall be calculated as of the last business day of each month based upon the average daily net assets of each Fund determined in the manner described in the Funds' Prospectus and Statement of Additional Information. For purposes of the Operating Expense Limit, that calculation shall include all the expenses directly charged to the net asset value of each Fund.

(e)
Method of Computation.  To determine the Advisor's liability with respect to the Excess Amount, each month each Funds Operating Expenses shall be annualized as of the last day of the month.  If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of a Fund, the Advisor shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit.  If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Advisor shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(f)
Year-End Adjustment.  If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to each Fund with respect to the previous fiscal year shall equal the Excess Amount.

2.	TERM AND TERMINATION
This Agreement shall continue in effect until January 31st, 2017 and shall thereafter continue in effect from year to year for successive one-year periods unless terminated as provided in this paragraph.  This Agreement may be terminated, without payment of any penalty, by: (i) the Trust at any time, so long as such action has been authorized by resolution of a majority of the Trustees who are not party to this Agreement or "interested persons" of the Trust, as defined in the Investment Company Act of 1940, or by a vote of a majority of the outstanding voting securities of the Trust; and (ii) by the Advisor upon thirty days' prior written notice to the Trust at its principal place of business, such termination to be effective as of the close of business on the last day of the then-current one-year period.  In addition, this Agreement shall terminate with respect to the Funds upon termination of the Advisory Agreement.
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3.	MISCELLANEOUS
(a)	Captions. The captions in this Agreement are included for convenience only and in no other way define or delineate any provisions hereof or otherwise affect their construction or effect.
(b)
Interpretation.  Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust's Declaration of Trust or by-laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

(c)
Definitions.  Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the Investment Company Act of 1940, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the Investment Company Act of 1940.

[Signatures on Following Page]

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 [Signature Page to Expense Limitation Agreement]

REPRESENTATION OF SIGNATORIES.                                                                                                  Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.
IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

ASPIRATION FUNDS
On behalf of:
The Fund(s) Included in Appendix A

By:	/s/Andrei Cherny
Name:	Andrei Cherny
Title:	President

ASPIRATION FUND ADVISER, LLC

By:	/s/Andrei Cherny
Name:	Andrei Cherny
Title:	Chief Executive Officer

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EXPENSE LIMITATION AGREEMENT
Appendix A
MAXIMUM OPERATING EXPENSE LIMIT SCHEDULE

FUND	OPERATING EXPENSE LIMIT
Aspiration Flagship Fund	0.50%
Aspiration Redwood Fund	0.50%

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